Exhibit 99.1



                                  NEWS RELEASE

                 ABRAXAS PETROLEUM EXTENDS CONSENT SOLICITATION

SAN ANTONIO, TX (June 16, 2004) - Abraxas Petroleum Corporation (AMEX:ABP) today announced that it has extended the consent solicitation ("Consent Solicitation") relating to certain proposed amendments (the "Proposed Amendments") to the indenture pursuant to which its 11 1/2% Secured Notes due May of 2007, Series A and Series B ("Notes"), were issued. Abraxas has extended the expiration date until 5:00 p.m., New York City time, on June 17, 2004, unless the Consent Solicitation is further extended.

The adoption of the Proposed Amendment is conditioned on delivery of consents from holders of at least a majority of the principal amount of the Notes. The adoption of the Proposed Amendment is also subject to certain other conditions, which are described in Abraxas' Consent Solicitation Statement dated June 3, 2004. This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consent with respect to any securities. The Consent Solicitation is being made solely by means of a Consent Solicitation Statement dated June 3, 2004. Except as otherwise described above, all terms and conditions of the Consent Solicitation are unchanged.

Guggenheim Capital Markets, LLC is serving as Solicitation Agent in connection with the Consent Solicitation. Questions regarding the terms of the Consent Solicitation may be directed to the Solicitation Agent at 212-381-7500. Global Bondholder Services Corporation is serving as Tabulation Agent and Information Agent in connection with the Consent Solicitation. Questions regarding the delivery procedures for the consents and requests for additional copies of the Consent Solicitation Statement or related documents may be directed to the Information Agent at 212-430-3774.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company that also processes natural gas. The Company operates in Texas, Wyoming and western Canada.


FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210.490.4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com